FOR IMMEDIATE RELEASE

Luby’s, Inc. Announces Completion of Transfer of Remaining Assets to a Liquidating Trust

Luby’s, Inc. Announces Value of Deemed Distribution

Houston, TX, May 31, 2022 – Luby’s, Inc. (the "Company"), announced today the completion of the previously announced dissolution of the Company with the remainder of the assets and liabilities transferred to LUB Liquidating Trust (the “Trust”) pursuant to a plan of liquidation and dissolution (the “Plan”). The transfer to the Trust became effective at 5:00 p.m. Eastern Daylight Time on May 31, 2022 (the “Effective Time”). As previously reported, May 27, 2022, was the last day of trading of the Company’s common stock, par value $0.32 per share, (“Common Stock”) on the New York Stock Exchange (the “NYSE”).

At the Effective Time of the transfer, holders of the Company’s Common Stock automatically received one unit in the Trust (in book entry form) (“Unit”) for each share of the Company’s Common Stock held by such holder. As previously disclosed, Units in the Trust will not be listed on the NYSE, or any other exchange, and will generally not be transferable except by will, intestate succession or operation of law. This restriction on transfer will not prohibit the transfer of Units held by nominees or brokers to the beneficial holders of those Units.

Based on the average of the high and low trading prices of the Common Stock on the last three days on which the shares were traded on the NYSE, the deemed distribution for tax purposes to holders of Common Stock as of the Effective Time is $1.80 per share of Common Stock. For a discussion of the tax consequences of the transfer of the Company’s assets to the Trust and the distribution of the Trust Units to the stockholders, please see “Material U.S. Federal Income Tax Consequences of the Proposed Dissolution - U.S. Federal Income Tax Consequences of a Liquidating Trust” beginning on page 48 of the definitive proxy statement filed by the Company with the Securities and Exchange Commission on October 6, 2020, in connection with the Plan., a copy of which is available on the SEC’s website, www.sec.gov. Stockholders are strongly advised to contact their investment and tax advisors.

Forward Looking Statements

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" for purposes of these provisions, including the statements regarding sales of assets, effects of the Plan, expected value or proceeds attributable to the sale of assets, and expected proceeds to be distributed to beneficial holders of Units or the timing thereof. Readers are cautioned that various factors could cause its actual financial results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company or the Trust. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations Luby's describes in such forward-looking statements: general business and economic conditions; the effects of inflation; and other risks and uncertainties disclosed in Luby's annual reports on Form 10- K and quarterly reports on Form 10-Q, including information regarding the risks, uncertainties and other factors relating to the Plan, the expected net proceeds from the sale of assets, and expected proceeds to be distributed.

For additional information contact: John Garilli, Interim CEO LInvestors@lubys.com

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